EXHIBIT 11.1

STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                          Three Months Ended       Nine Months Ended
                                         9/30/94      9/30/93     9/30/94     9/30/93
                                        ----------------------------------------------
EARNINGS PER SHARE

   Weighted average shares outstanding  16,462,745  15,853,116  16,357,511  15,818,104
                                        ==============================================

   Net income per share                       $.44        $.43       $1.28       $1.18
                                        ==============================================

PRIMARY EARNINGS PER SHARE

   Weighted average shares outstanding  16,462,745  15,853,116  16,357,511  15,818,104
   Dilutive stock options                  174,384     137,399     203,062     136,771
                                        ----------------------------------------------
                                        16,637,129  15,990,515  16,560,573  15,954,875
                                        ==============================================

   Net income per share                       $.43        $.43       $1.27       $1.17
                                        ==============================================

FULLY DILUTED EARNINGS PER SHARE

   Weighted average shares outstanding  16,462,745  15,853,116  16,357,511  15,818,104
   Dilutive stock options                  186,797     137,399     209,251     136,938
                                        ----------------------------------------------
                                        16,649,542  15,990,515  16,566,762  15,955,042
                                        ==============================================

   Net income per share                       $.43        $.43       $1.27       $1.17
                                        ==============================================
